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                                                                     Exhibit 3.3
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/08/2001
010221028 - 2877541

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NEXLE CORPORATION
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         NEXLE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

        FIRST. That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

        RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

        FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

FIFTY MILLION (50,000,000) SHARES OF COMMONS STOCK WITH A PAR VALUE OF ($0.0001) AMOUNTING TO FIVE THOUSAND DOLLARS ($5,000.00).

        SECOND: That the said amendment has been consented to and authorized by the holders of the majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by John R. Barnard this 5th day of May A.D. 2001.

                                                     /s/John R. Barnard
                                                     Authorized Officer